Exhibit 99.2
news release
FOR IMMEDIATE RELEASE
PEABODY ENERGY AND ARCELORMITTAL LODGE BIDDER’S STATEMENT FOR MACARTHUR COAL OFFER
St. Louis, Luxembourg, August 4 — Peabody Energy (NYSE: BTU) and ArcelorMittal (NYSE: MT) today lodged with the Australian Securities and Investments Commission (“ASIC”) the Bidder’s Statement for their all-cash off-market takeover bid to acquire all the shares in Macarthur Coal Ltd (ASX: MCC).
A copy of the Bidder’s Statement is available from Peabody’s website www.peabodyenergy.com and also from ArcelorMittal’s website www.arcelormittal.com.
Under the offer, Macarthur shareholders will be offered A$15.50 cash per share, valuing the equity in Macarthur at approximately A$4.7 billion. Macarthur shareholders will also be entitled to retain any final dividend declared by Macarthur in respect of the financial year ended June 30, 2011, up to an amount of 16 cents per share, without reducing the offer price. This represents a total value of A$15.66 cash per share.
The Bidder’s Statement sets out in detail why Macarthur shareholders should accept the offer. The Bidder’s Statement is expected to be posted to Macarthur shareholders in approximately two weeks.
As outlined in the Bidder’s Statement, Macarthur’s share price has significantly underperformed its resource peers over the 12 months prior to the initial announcement date of Peabody and ArcelorMittal’s proposal. Over this period, Macarthur’s share price declined by 17.3% while the S&P/ASX 200 Resources Index rose by 12.8%, meaning that Macarthur has underperformed its resource peers by more than 30%.
“Peabody and ArcelorMittal are moving ahead with our compelling bid and look forward to having the offer documents in Macarthur shareholders’ hands as soon as possible, “ said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “The offer gives full credit to the state of Macarthur’s current operations and development projects”.
Aditya Mittal, CFO and Member of the Group Management Board at ArcelorMittal said, “Our all-cash offer represents outstanding value for Macarthur shareholders. It represents an excellent premium and is the only offer on the table.”
The total value to be received by Macarthur shareholders of up to A$15.66 per share represents a substantial premium of:
•	41% to A$11.08 per share, the closing price on July 11, the day Peabody and ArcelorMittal’s approach was disclosed to the market;

•	45% to A$10.82 per share, the one-month VWAP to July 11;

•	38% to A$11.32 per share, the three-month VWAP to July 11; and

•	30% to A$12.02 per share, the twelve-month VWAP to July 11.
Peabody and ArcelorMittal urge Macarthur shareholders to accept the offer to receive a substantial premium for their investment.
Should the offer be successful, Macarthur will form an integral part of Peabody Australia and expand ArcelorMittal’s mining interests in the key resource market of Australia. Both Peabody and ArcelorMittal acknowledge and value the contribution that Macarthur employees will make to the ongoing operations and growth plans.
The offer is made by a newly formed company, PEAMCoal Pty Ltd (ACN 152 004 772), to be owned 60% by Peabody and 40% by ArcelorMittal. PEAMCoal has a relevant interest of 16.1% in Macarthur’s shares. Committed financing for the transaction has been secured.

The offer is subject to a limited number of conditions including minimum 50.01% acceptances, approval by Australia’s Foreign Investment Review Board, other regulatory approvals and other standard conditions as attached to this release.
Any Macarthur shareholder seeking further information regarding the offer should contact PEAMCoal’s Offer Information Line on 1800 992 039 (for callers within Australia) or +61 2 8280 7692 (for callers outside Australia).
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Peabody Energy Forward Looking Statement
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect results include those described in this press release as well as risks detailed in the company’s reports filed with the Securities and Exchange Commission.
ArcelorMittal Forward Looking Statement
This document contains forward-looking information and statements about ArcelorMittal and its subsidiaries. Forward-looking statements may be identified by the words “will,” “believe,” “expect” or similar expressions. Although ArcelorMittal’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of ArcelorMittal’s securities are cautioned that forward-looking information and statements are subject to numerous risks and uncertainties, many of which are difficult to predict and generally beyond the control of ArcelorMittal, that could cause actual results and developments to differ materially and adversely from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the filings with the Luxembourg Stock Market Authority for the Financial Markets (Commission de Surveillance du Secteur Financier) and the United States Securities and Exchange Commission (the “SEC”) made or to be made by ArcelorMittal, including ArcelorMittal’s Annual Report on Form 20-F for the year ended 31 December, 2010 filed with the SEC. ArcelorMittal undertakes no obligation to publicly update its forward-looking statements, whether as a result of new information, future events or otherwise.
About Macarthur Coal
Macarthur Coal is a leading producer of low-volatile PCI metallurgical coal with production and development assets in the Bowen Basin, Australia, including the Coppabella and Moorvale Joint Venture, Middlemount and Codrilla. It holds total coal reserves of 270 million tonnes and total resources of approximately 2.3 billion tonnes.
About Peabody Energy
Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2010 sales of 246 million tons and nearly $7 billion in revenues, Peabody Energy fuels 10% of U.S. power and 2% of worldwide electricity. For more information about Peabody Energy visit: www.peabodyenergy.com. Contact: Vic Svec (+1 314 342-7768)
About ArcelorMittal
ArcelorMittal is the world’s leading integrated steel and mining company, with operations in more than 60 countries. In 2010, ArcelorMittal had revenues of US$78 billion and crude steel production of 90.6 million tonnes, representing approximately 8% of world steel output. ArcelorMittal’s mining operations produced 47 million tonnes of iron ore and 7 million tonnes of metallurgical coal as well in 2010. For more information about ArcelorMittal visit: www.arcelormittal.com. Contact: Giles Read (+44 20 3214 2845)